Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE January 23, 2008	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Reports First Quarter EPS of $0.47; Confirms Guidance

Eden Prairie, Minn., January 23, 2008 – MTS Systems Corporation (NASDAQ: MTSC) today reported first quarter earnings of $0.47 per diluted share on net income of $8.4 million, a decrease of 13 percent compared to earnings of $0.54 per diluted share on net income of $10.1 million for first quarter fiscal 2007. The first quarter of fiscal 2007 included tax benefits of $1.7 million, or $0.09 per diluted share, from the enactment of favorable tax legislation.

“Given concerns about an economic slow down, we are particularly pleased with double digit orders growth in both the Test and Sensors segments,” said Laura B. Hamilton, CEO. “Revenue and earnings results for the first quarter were in line with our expectations and we begin the second quarter with record ending backlog. The good news continues with Sensors strong results. We are closely monitoring our business segments to detect early signs of an economic change.”

“However, we are disappointed with Test segment margins,” Hamilton continued, “as unplanned custom project costs and unfavorable mix had a negative effect on margins. We believed the custom project problems were behind us in fiscal 2007. As we execute our strategic growth initiatives, we stretched our specialized technical resources further than anticipated while assuming additional risk in the development of customer-funded technology. Given our first quarter orders growth, strong backlog and cost containment actions to offset custom project costs in the Test segment, we are confirming our fiscal 2008 outlook of $440-$450 million in revenue and earnings per share of $2.43-$2.53.”

Orders totaled $125.8 million, an increase of 13 percent compared to orders of $111.5 million for first quarter fiscal 2007, primarily driven by Test orders in North America and Sensors growth across all geographies, as well as an estimated $4 million favorable impact of currency translation. Backlog increased 11 percent, from $206 million to $229 million, with approximately $7 million of this increase due to the favorable impact of currency translation.

Revenue was $110.1 million, an increase of 11 percent compared to $99.1 million for first quarter fiscal 2007. This increase was primarily attributable to higher standard product and service business in the Test segment, continued growth in the Sensors segment, and an estimated $4.3 million favorable impact of currency translation.

Gross profit was $44.3 million, an increase of 5 percent compared to $42.1 million for first quarter fiscal 2007. This increase was primarily due to higher volume in the Sensors segment, and an estimated $1.2 million favorable impact of currency translation, partially offset by unfavorable product mix and additional custom project costs in the Test segment. The gross margin rate was 40.3 percent, a decrease of 2.2 percentage points compared to first quarter fiscal 2007.

Income from operations totaled $12.3 million, a decrease of 2 percent compared to income from operations of $12.6 million for first quarter fiscal 2007, as planned increases in sales and marketing more than offset the increase in gross profit for the quarter. Currency translation favorably impacted income from operations in the quarter by an estimated $0.2 million.

MTS News Release

Net income totaled $8.4 million, or $0.47 per diluted share, a decrease of 17 percent compared to net income of $10.1 million, or $0.54 per diluted share, for first quarter fiscal 2007. This decrease was driven by higher income tax expense of $1.3 million and lower income from operations, partially offset by an estimated $0.2 million favorable impact of currency translation. The enactment of favorable tax legislation provided increased tax benefits of $1.7 million, or $0.09 per diluted share, in the first quarter fiscal 2007. Additionally, reduced shares outstanding positively impacted earnings per share by $0.02 for first quarter fiscal 2008.

Cash, cash equivalents and short-term investments at the end of the first quarter totaled $113.2 million, compared to $121.4 million at the end of fiscal 2007. Cash flow from operations required the use of cash totaling $1.7 million, primarily due to increased working capital requirements to support revenue growth. During the quarter, the Company invested $2.5 million in capital expenditures and purchased approximately 108,000 shares of common stock for $4.6 million.

Segment Results

Test Segment:

Orders for the Test segment were $103.5 million, an increase of 10 percent compared to orders of $93.7 million for first quarter fiscal 2007, reflecting strong bookings in North America and an estimated $2.6 million favorable impact of currency translation, partially offset by decreased volume in Asia. Orders included one large custom order for approximately $7 million. Backlog increased 12 percent, from $194 million to $217 million, with approximately $6 million of this increase due to the favorable impact of currency translation. Revenue was $86.9 million, an increase of 7 percent compared to $81.3 million for first quarter fiscal 2007, reflecting higher standard product and service business and an estimated $2.9 million favorable impact of currency translation.

Gross profit was $31.2 million, or 35.9 percent, compared to $32.3 million, or 39.7 percent. This decrease is primarily due to unfavorable product mix and additional custom project costs, partially offset by increased volume and an estimated $0.5 million favorable impact of currency translation. Income from operations was $7.2 million, a decrease of 23 percent compared to income from operations of $9.4 million for first quarter fiscal 2007. The decrease was primarily attributable to lower gross profit and planned increases in sales and marketing expenditures, as well as an estimated $0.2 million unfavorable impact of currency translation.

Sensors Segment:

Orders for the Sensors segment were $22.3 million, an increase of 25 percent compared to orders of $17.8 million for first quarter fiscal 2007, reflecting business growth in all geographies and an estimated $1.4 million favorable impact of currency translation. Backlog was flat at $12 million. Revenue was $23.2 million, an increase of 30 percent compared to revenue of $17.8 million for first quarter fiscal 2007, driven by increased volume in all geographies and an estimated $1.3 million favorable impact of currency translation.

Gross profit was $13.1 million, an increase of 34 percent compared to $9.8 million for first quarter fiscal 2007, primarily reflecting the benefit of increased volume on factory utilization. Income from operations was $5.1 million, an increase of 59 percent compared to income from operations of $3.2 million for first quarter fiscal 2007, primarily due to increased gross profit and an estimated $0.4 million favorable impact of currency translation, partially offset by planned increases in operating expenses.

MTS News Release

First Quarter Conference Call

A conference call will be held on January 24, 2008, at 10:00 a.m. EST (9:00 a.m. CST). Call +1-719-325-4843; and state the Conference passcode “4515390”. Telephone re-play will be available through January 31, 2008. Call +1-719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through April 22, 2008.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,618 employees and revenue of $421 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 29, 2007	December 30, 2006
Revenue	$110,054	$99,056
Cost of sales	65,710	56,948
Gross profit	44,344	42,108
Gross margin	40.3%	42.5%

Operating expenses:
Selling, general and administrative	27,911	24,952
Research and development	4,110	4,534
Total operating expenses	32,021	29,486

Income from operations	12,323	12,622
Operating margin	11.2%	12.7%

Interest income, net	574	587
Other (expense) income, net	(51)	75

Income before income taxes	12,846	13,284
Provision for income taxes	4,490	3,167
Net income	$8,356	$10,117

Earnings per share:
Basic–
Earnings per share	$0.47	$0.55
Weighted average number of common shares outstanding – basic	17,693	18,240

Diluted–
Earnings per share	$0.47	$0.54
Weighted average number of common shares outstanding – diluted	17,948	18,601

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	December 29, 2007	September 29, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$113,186	$104,345
Short-term investments	—	17,050
Accounts receivable, net	90,361	75,828
Unbilled accounts receivable	36,548	41,026
Inventories	46,167	43,483
Other current assets	15,693	10,794
Total current assets	301,955	292,526

Property and equipment, net	51,062	50,900
Goodwill	4,606	4,571
Other assets	6,306	4,984
Total Assets	$363,929	$352,981

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Current debt	$6,976	$6,948
Accounts payable	18,797	22,813
Advance payments from customers	59,959	51,927
Other accrued liabilities	57,830	63,094
Total current liabilities	143,562	144,782

Long-term debt, less current maturities	2,308	2,308
Other long-term liabilities	22,667	16,190
Total Liabilities	168,537	163,280

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
17,624 and 17,704 shares issued and outstanding	4,406	4,426
Retained earnings	167,484	164,862
Accumulated other comprehensive income	23,502	20,413
Total shareholders’ investment	195,392	189,701
Total Liabilities and Shareholders’ Investment	$363,929	$352,981